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                                                                      EXHIBIT 21

                           AZURIX CORP. SUBSIDIARIES



Azurix Ltd.
Azurix Europe Ltd.
Wessex Water Ltd
Wessex Water Services Ltd.
Wessex Water Services Finance Plc
Azurix Argentina Holding, Inc.
Azurix Agosba S.R.L.
Azurix Buenos Aires S.A.